Exhibit (a)(1)

SIRIUS XM RADIO INC.

(successor to XM Satellite Radio Inc.)

FUNDAMENTAL CHANGE NOTICE AND OFFER TO PURCHASE

7% Exchangeable Senior Subordinated Notes due 2014

(CUSIP Number: 98375YAU0)

NOTICE is hereby given that each holder (the “Holder”) of 7% Exchangeable Senior Subordinated Notes due 2014 (the “Notes”) of Sirius XM Radio Inc. (the “Company”) has the right, through March 1, 2013, to:

(1) require the Company to repurchase (the “Purchase Right”) his or her Notes at a purchase price in cash equal to $1,000 per $1,000 principal amount of the Notes (plus accrued and unpaid interest to, but excluding March 1, 2013) (the “Purchase Price”); OR

(2) exchange his or her Notes for the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exchange rate of 581.3112 shares per $1,000 principal amount of Notes; OR

(3) retain his or her Notes pursuant to their terms through maturity on December 1, 2014, or otherwise transfer or exchange them in the ordinary course,

in each case, as more fully described herein. This “Fundamental Change Notice and Offer to Purchase” (the “Notice”) is being made pursuant to the Indenture, dated as of August 1, 2008, among the Company, the guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”) (as amended and supplemented to the date hereof, the “Indenture”), relating to the Notes. As of January 31, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,841.23 per $1,000 principal amount.

Holders may surrender, and the Company will accept, Notes for repurchase until 10:00 a.m., New York City time, on March 1, 2013 (the “Expiration Date”). The Purchase Price for any Notes surrendered for repurchase will be paid by the Company to The Bank of New York Mellon, as paying agent (the “Paying Agent”), on March 4, 2013 (the “Purchase Date”), which is the Business Day following the Expiration Date. The Purchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Notice, as amended and supplemented from time to time.

Additional copies of this Notice may be obtained from The Bank of New York Mellon at its addresses set forth below.

The Paying Agent and Exchange Agent is:

The Bank of New York Mellon

By Regular, Registered or Certified Mail or Overnight Courier:	For Information:	By Facsimile:
The Bank of New York Mellon 101 Barclay St — 4W New York, NY 10286 Attention: Sherma Thomas	212-815-5283	212-815-5704

The date of this Notice is February 1, 2013.

Fundamental Change

In February 2009, the Company entered into an Investment Agreement (the “Investment Agreement”) with Liberty Radio LLC, an affiliate of Liberty Media Corporation (“Liberty Media”). Pursuant to the Investment Agreement, Liberty Radio LLC purchased 12,500,000 shares of the Company’s Convertible Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), in partial consideration for certain loans by Liberty Media to the Company. The Series B Preferred Stock was convertible into 2,586,976,761 shares of Common Stock, and all of such shares of Series B Preferred Stock have been converted. The Investment Agreement provided for certain standstill provisions, including the prohibition on Liberty Media acquiring greater than 49.9% of the Company’s outstanding Common Stock prior to March 6, 2012.

Since the expiration of the standstill provisions in March 2012, Liberty Media and its affiliates have acquired additional shares of Common Stock from time to time. On January 17, 2013, Liberty Media filed a Form 4 with the Securities and Exchange Commission disclosing that on January 15, 2013 it, indirectly through its subsidiaries, purchased an additional 50,000,000 shares of Common Stock. As a result of such purchase, Liberty Media became the direct or indirect beneficial owner of common equity representing more than 50% of the voting power of the Company’s common equity.

As a result of the foregoing (collectively, the “Liberty Transactions”), a Fundamental Change (as defined in the Indenture) occurred on January 17, 2013 (the “Effective Date”), and accordingly each Holder has the Purchase Right described herein.

Alternatives to the Purchase Right

You May Elect to Exchange into Common Stock

The Indenture provides that, as a result of the Liberty Transactions and notwithstanding the Purchase Right, the Notes are exchangeable, at the option of the Holder, at any time prior to the close of business on the Expiration Date (the “Fundamental Change Exchange Period”) at the Fundamental Change Exchange Rate (as defined below). The Company’s exchange obligation during the Fundamental Change Exchange Period with respect to each $1,000 in principal amount of Notes will be 581.3112 shares of Common Stock (the “Fundamental Change Exchange Rate”). The Common Stock into which the Notes may be exchanged is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SIRI.” On January 31, 2013, the last reported sales price of the Common Stock on NASDAQ was $3.14 per share. Holders exchanging the Notes will not receive a cash payment for accrued and unpaid interest.

Holders exchanging the Notes, or who elect to exercise their Purchase Right, will, upon exchange or purchase, as applicable, cease to have any rights with respect to such Notes exchanged or purchased (other than as provided in this Notice), including the right to receive interest or principal thereon.

Based on the closing sale price of the Common Stock on January 31, 2013, the value of the shares of Common Stock you would receive if you exercise your exchange right during the Fundamental Change Exchange Period would be substantially more than what you would receive upon exercise of the Purchase Right.

You May Elect to Retain Your Notes

If a Holder decides to retain his or her Notes, then, immediately after the Expiration Date, the exchange rate for the Notes will revert to 543.1732 shares of Common Stock per $1,000 principal amount of Notes (the “Original Exchange Rate”) (subject to subsequent adjustment as provided in the Indenture). Such Holder will also retain the right to receive interest payments on the Notes until the Notes mature pursuant to the terms of the Indenture and the Notes. The Notes mature on December 1, 2014 and will pay cash equal to $1,000 per $1,000 principal amount of the Notes on that date. As of January 31, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,841.23 per $1,000 principal amount.

Based on the closing price of the Notes on January 31, 2013, the value of the Notes would be substantially more than what you would receive upon exercise of the Purchase Right. The value of the Notes may also be more than the value of the Common Stock you would receive upon exercise of your exchange rights during the Fundamental Change Exchange Period. The Notes, however, fluctuate in trading levels and may not trade as high in the future as current levels.

See Section 2.3 below for a comparison of the estimated value you will receive if your Notes are purchased through your exercise of the Purchase Right, the estimated value you would receive if your Notes are exchanged for shares of Common Stock during the Fundamental Change Exchange Period, and the current trading value of the Notes should you choose to retain them.

You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether to surrender your Notes for repurchase, exercise your exchange rights or retain your Notes. None of the Company, the Company’s Board of Directors, employees, advisors or representatives, the Paying Agent, the Trustee or The Bank of New York Mellon, as exchange agent (the “Exchange Agent”), are making any representation or recommendation to any holder as to whether or not to surrender or exchange Notes.

Notes surrendered for repurchase may be withdrawn at any time prior to 10:00 a.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or exchange hereunder must be delivered through the transmittal procedures of DTC.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information.

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SUMMARY TERM SHEET: QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the right of each Holder to (i) require the Company to repurchase Notes, (ii) exchange Notes for shares of Common Stock at a higher exchange rate and/or (iii) retain Notes, in each case pursuant to the terms and conditions of the Indenture, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this notice include Sirius XM Radio Inc. and its subsidiaries.

Purchase Right

Who is offering to purchase my Notes?

Sirius XM Radio Inc., a Delaware corporation, will, at your option, repurchase any and all of your validly surrendered (and not validly withdrawn) 7% Exchangeable Senior Subordinated Notes due 2014. As of January 31, 2013, there were $550 million aggregate principal amount of Notes outstanding. (See Section 1.1)

Why is the Company offering to repurchase my Notes?

As a result of the Liberty Transactions (more fully described herein), a Fundamental Change (as defined in the Indenture) occurred on January 17, 2013 (the “Effective Date”), and accordingly each Holder has the Purchase Right. (See Section 1.2)

How much will the Company pay and what is the form of payment?

The Company will pay, in cash, a purchase price of $1,000 per $1,000 principal amount of the Notes, together with accrued and unpaid interest to, but excluding, the Purchase Date, with respect to any and all Notes validly surrendered for repurchase, and not validly withdrawn, prior to 10:00 a.m., New York City time, on March 1, 2013, the Expiration Date. (See Section 2.2)

How can I determine the market value of the Notes?

As of January 31, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,841.23 per $1,000 principal amount. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Common Stock and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Purchase Right. (See Section 2.4)

When does the Purchase Right expire?

The Purchase Right expires at 10:00 a.m., New York City time, on the Expiration Date, which is March 1, 2013. We will not extend the period that Holders have to exercise the Purchase Right unless required by applicable law. (See Section 2.1)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See Section 2.1)

Exchange for Common Stock

Are my Notes currently exchangeable for Common Stock?

Yes. Since issuance, the Notes have been exchangeable for shares of Common Stock; the exchange rate immediately prior to the Fundamental Change was 543.1732 shares of Common Stock per $1,000 principal amount of the Notes. The Common Stock into which the Notes may be exchanged is listed on NASDAQ under the symbol “SIRI.” On January 31, 2013, the last reported sales price of the Common Stock on NASDAQ was $3.14 per share.

As a result of the Fundamental Change, the Notes are exchangeable prior to the close of business on the Expiration Date at an exchange rate of 581.3112 shares of Common Stock per $1,000 principal amount of the Notes. The revised number of shares of Common Stock was determined by reference to a table attached as Schedule A to the Indenture based on the date of the Fundamental Change and the average of the closing sale price per share of the Common Stock on NASDAQ over the five trading day period ending on the trading day immediately preceding the Fundamental Change (the “Stock Price”). The Stock Price used to determine the Exchange Rate was $3.14 per share. (See Section 2.3)

If I do not surrender my Notes for repurchase, will I continue to be able to exercise my exchange rights?

Yes. If you do not surrender your Notes for repurchase, your ability to exchange Notes for Common Stock will not be affected. You will be able to exchange your Notes during the Fundamental Change Exchange Period at the Fundamental Change Exchange Rate (namely, 581.3112 shares of Common Stock per $1,000 in aggregate principal amount of Notes). After the Fundamental Change Exchange Period, however, you will only be able to exchange your Notes at the Original Exchange Rate (namely, 543.1732 shares of Common Stock per $1,000 in aggregate principal amount of Notes) (subject to subsequent adjustment as provided in the Indenture). (See Section 2.3)

What is the relationship between the offer and the exchangeability of the Notes?

The Purchase Right is a separate right from the right to exchange the Notes. If you do surrender your Notes for repurchase under the Purchase Right, you will not be able to exchange your Notes unless you withdraw your previously surrendered Notes prior to 10:00 a.m., New York City time, on the Expiration Date. If you do not surrender your Notes for repurchase under the Purchase Right, your exchange rights will not be affected. If you have exercised your exchange rights and exchanged your Notes, you may not surrender your exchanged Notes under the Purchase Right. (See Section 2.3)

When does my right to exchange Notes for Common Stock at the Fundamental Change Exchange Rate expire?

The right to exchange Notes for Common Stock at the Fundamental Change Exchange Rate expires at 10:00 a.m., New York City time, on the Expiration Date, which is March 1, 2013. (See Section 2.1)

Retain Your Notes

What are my rights if I do not surrender my Notes for repurchase pursuant to the Purchase Right or exchange my Notes during the Fundamental Change Exchange Period?

If you do not surrender your Notes pursuant to the Purchase Right or do not exchange your Notes during the Fundamental Change Exchange Period, you may retain your Notes pursuant to their terms through maturity on December 1, 2014, or otherwise transfer or exchange them in the ordinary course. You will retain the right to exchange your Notes after the Fundamental Change Exchange Period at the Original Exchange Rate (subject to subsequent adjustment as provided in the Indenture). You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. The Notes will pay cash equal to $1,000 per $1,000 principal amount of the Notes on the maturity date. (See Section 2.3)

Procedures

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Purchase Right, you must surrender the Notes through the transmittal procedures of DTC prior to 10:00 a.m., New York City time, on the Expiration Date.

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Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in advance of the Expiration Date if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holder’s behalf through the transmittal procedures of DTC.

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Holders who are DTC participants should surrender their Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system before 10:00 a.m., New York City time, on the Expiration Date.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 10:00 a.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Purchase Right set forth in this Notice. (See Section 3.1)

If I surrender my Notes for repurchase, when will I receive payment for them?

The Company will accept for payment all validly surrendered Notes promptly upon expiration of the Purchase Right. The Company will thereafter deposit with the Paying Agent or with the Trustee, prior to 10:00 a.m., New York City time, on the Purchase Date, which is March 4, 2013, subject to extension to comply with applicable law, an amount of money sufficient to pay the Purchase Price for the surrendered Notes, and the Paying Agent will then, following the later of (x) the Purchase Date and (y) the time of book-entry transfer or the delivery of the applicable Notes to the Paying Agent by the Holder, pay the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures. (See Section 5)

How do I withdraw previously surrendered Notes?

You bear the risk of untimely withdrawal of previously surrendered Notes. To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC in sufficient time for completion of the DTC procedures prior to 10:00 a.m., New York City time, on the Expiration Date. (See Section 4)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes; you may surrender any portion of your Notes in a principal amount of $1,000 or an integral multiple thereof. (See Section 3)

If I want to exchange my Notes for Common Stock, what should I do?

If you want to exchange your Notes for Common Stock, you must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to Section 11.07 of the Indenture, and (iv) inform the Trustee or Exchange Agent of the exchange in accordance with customary practice of DTC. Please direct any questions or requests for assistance in connection with the surrender of Notes for exchange to the Exchange Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. (See Section 2.3)

What does the Board of Directors of the Company think of the Purchase Right and the exchange rights?

The Board of Directors of the Company has not made any recommendation as to whether you should surrender your Notes for purchase under the Purchase Right or whether you should exercise your exchange rights (if at all). You must make your own decision as to whether to surrender your Notes for repurchase pursuant to the Purchase Right, to exercise your exchange rights or retain your Notes. The Purchase Right, our offer to repurchase the Notes pursuant thereto and your exchange rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (See Section 2.2)

What are the United States federal income tax consequences if I surrender my Notes for purchase or exercise my exchange rights with respect to my Notes?

For a discussion of certain United States federal income tax consequences applicable to Holders upon the exercise of either the Purchase Right or exchange right during the Fundamental Change Exchange Period, see “Certain United States Federal Income Tax Consequences.” (See Section 11)

Who is the Paying Agent and the Exchange Agent?

The Bank of New York Mellon, the trustee under the Indenture, is serving as Paying Agent and Exchange Agent in connection with the Purchase Right and exchange rights. Its address and telephone number are set forth on the front cover page of this Notice.

Who can I talk to if I have questions about the Purchase Right or the exchange rights?

Questions and requests for assistance in connection with the surrender of Notes for repurchase under the Purchase Right or the exchange of the Notes for Common Stock may be directed to the Paying Agent and Exchange Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of February 1, 2013. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 1, 2013.

Notwithstanding anything in this Notice or any document incorporated by reference into this Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE PURCHASE RIGHT AND EXCHANGE RIGHTS

1. Information Concerning the Company.

1.1 The Company.

We broadcast our music, sports, entertainment, comedy, talk, news, traffic and weather channels, as well as infotainment service, in the United States on a subscription fee basis through two proprietary satellite radio systems. Subscribers can also receive music and other channels, plus new features such as SiriusXM On Demand, over the Internet, including through applications for mobile devices. We have agreements with every major automaker to offer satellite radios as factory- or dealer-installed equipment in their vehicles. We also acquire subscribers through the sale or lease of previously owned vehicles with factory-installed satellite radios. We distribute our satellite radios through retail locations nationwide and through our website. Satellite radio services are also offered to customers of certain daily rental car companies.

As of December 31, 2012, we had 23.9 million subscribers. Our subscriber totals include subscribers under our regular pricing plans; discounted pricing plans; subscribers that have prepaid, including payments either made or due from automakers and dealers for subscriptions included in the sale or lease price of a vehicle; activated radios in daily rental fleet vehicles; certain subscribers to our Internet services who do not also have satellite radio subscriptions; and certain subscribers to our Backseat TV, data, traffic, and weather services.

The Company is incorporated in Delaware, and our principal executive office is located at 1221 Avenue of the Americas, 36th floor, New York, New York 10020. The telephone number at that address is (212) 584-5100. Our Internet address is www.siriusxm.com. Information at our website is not, and should not be deemed to be, part of this Notice.

1.2 The Liberty Transactions.

In February 2009, we entered into an Investment Agreement with Liberty Radio LLC, an affiliate of Liberty Media. Pursuant to the Investment Agreement, Liberty Radio LLC purchased 12,500,000 shares of our Convertible Perpetual Preferred Stock, Series B, in partial consideration for certain loans by Liberty Media to us. The Series B Preferred Stock was convertible into 2,586,976,761 shares of the Common Stock, and all of such shares of Series B Preferred Stock have been converted. The Investment Agreement provided for certain standstill provisions, including the prohibition on Liberty Media acquiring greater than 49.9% of our outstanding Common Stock prior to March 6, 2012.

Since the expiration of the standstill provisions in March 2012, Liberty Media and its affiliates have acquired additional shares of Common Stock from time to time. On January 17, 2013, Liberty Media filed a Form 4 with the Securities and Exchange Commission disclosing that on January 15, 2013 it, indirectly through its subsidiaries, purchased an additional 50,000,000 shares of Common Stock. As a result of such purchase, Liberty Media became the direct or indirect beneficial owner of common equity representing more than 50% of the voting power of the Company’s common equity.

As a result of the Liberty Transactions, a Fundamental Change (as defined in the Indenture) occurred on January 17, 2013, and accordingly each Holder has the Purchase Right described herein.

2. Information Concerning the Notes. The Notes were issued under an Indenture, dated as of August 1, 2008 among us (as successor to XM Satellite Radio Inc.), the guarantors party thereto and The Bank of New York Mellon, as trustee. The Notes mature on December 1, 2014. As of January 31, 2013, there was $550,000,000 aggregate principal amount of Notes outstanding.

2.1 The Company’s Obligation to Repurchase the Notes. As a consequence of the Liberty Transactions, a Fundamental Change occurred pursuant to the terms of the Notes and the Indenture, which obligates us to repurchase all Notes validly surrendered and not withdrawn. This Purchase Right will expire at 10:00 a.m., New York City time, on March 1, 2013, the Expiration Date. We will not extend the period that Holders have to exercise the Purchase Right unless required by applicable law.

If we make any change to this Purchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Purchase Date for a period of five to ten business days, depending on the significance of the change, if the Purchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Purchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Notice.

This Notice constitutes a “Fundamental Change Company Notice” pursuant to Article 10 of the Indenture with respect to the Purchase Right.

2.2 Purchase Price. Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by us for the Notes pursuant to the Purchase Right is $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, March 4, 2013, the Purchase Date. The Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase, and not validly withdrawn, prior to 10:00 a.m., New York City time, on March 1, 2013, the Expiration Date, which is the Business Day (as defined in the Indenture) immediately preceding the Purchase Date. Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Purchase Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Purchase Price to the Holder of such Notes.

The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. In fact, the Purchase Price is significantly lower than the market price of the Notes. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase. As of January 31, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,841.23 per $1,000 principal amount.

None of the Company, the Company’s Board of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Exchange Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the exchange rights (if at all), pursuant to this Notice. Each Holder must make its own decision as to whether to surrender Notes for repurchase, exercise its exchange rights or retain its Notes, based on such Holder’s assessment of the current market value of the Notes and the Common Stock and other relevant factors.

2.3 Exchange Rights of the Notes for Common Stock. Notwithstanding the Purchase Right, the Notes are exchangeable for Common Stock, at the option of the Holder, at any time during the Fundamental Change Exchange Period at a higher exchange rate. The Company’s exchange obligation during the Fundamental Change Exchange Period will be 581.3112 shares of Common Stock per $1,000 principal amount of the Notes, representing an exchange price of approximately $1.7202 per share (compared to an exchange rate of 543.1732 shares of Common Stock per $1,000 principal amount of Notes after the Fundamental Change Exchange Period, representing an exchange price of approximately $1.841 per share).

Because all Notes are held of record by DTC, in order to exchange Notes for shares of Common Stock, a Holder must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to Section 11.07 of the Indenture, and (iv) inform the Trustee or Exchange Agent of the exchange in accordance with customary practice of DTC.

Holders that do not surrender their Notes for purchase pursuant to the Purchase Right will retain the right to exchange their Notes into Common Stock after the Fundamental Change Exchange Period (although at the lower Original Exchange Rate of 543.1732 shares of Common Stock per $1,000 principal amount of Notes), subject to the terms, conditions and adjustments specified in the Indenture.

If you wish to exchange your Notes for Common Stock, you should not surrender your Notes pursuant to the Purchase Right.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE PURCHASE RIGHT OR (II) EXCHANGE YOUR NOTES FOR COMMON STOCK PURSUANT TO THE EXCHANGE RIGHTS DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00, you may choose to:

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Surrender Notes for cash: If you exercise the Purchase Right prior to the Expiration Date, you will receive $1,000.00 in cash per Note plus accrued but unpaid interest to, but excluding, the Purchase Date.

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Exchange Notes for Common Stock: If you exercise your exchange rights for Common Stock during the Fundamental Change Exchange Period, you will receive 581.3112 shares of Common Stock per Note. On January 31, 2013, the last reported sales price of the Common Stock on NASDAQ was $3.14 per share.

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Retain your Notes: You may choose to continue holding your Notes or otherwise transfer or exchange them in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. The Notes mature on December 1, 2014 and will pay cash equal to $1,000 per $1,000 principal amount of the Notes on that date. You will also retain the right to exchange your Notes for Common Stock at the Original Exchange Rate (subject to subsequent adjustment as provided in the Indenture) at any time prior to the close of business on the third Business Day (as defined in the Indenture) immediately preceding December 1, 2014. As of January 31, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,841.23 per $1,000 principal amount.

2.4 Market for the Notes and the Company’s Common Stock.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar Notes. Following the expiration of the Purchase Right, we expect that Notes not repurchased under the Purchase Right will continue to be traded over-the-counter; however, the trading market for the Notes may be more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of a significant amount of the Notes pursuant to the Purchase Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Purchase Right. We cannot assure you that a market will exist for the Notes following expiration of the Purchase Right. As of January 31, 2013, there was $550,000,000 aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes. As of January 31, 2013, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $1,841.23 per $1,000 principal amount.

Common Stock. The Common Stock into which the Notes are exchangeable is listed on NASDAQ under the symbol “SIRI.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on NASDAQ.

	Sirius Common Stock
	High	Low
2010
First Quarter	$1.18	$0.61
Second Quarter	1.25	0.84
Third Quarter	1.20	0.90
Fourth Quarter	1.69	1.18
2011
First Quarter	$1.88	$1.49
Second Quarter	2.44	1.62
Third Quarter	2.35	1.44
Fourth Quarter	1.92	1.27
2012
First Quarter	$2.36	$1.80
Second Quarter	2.41	1.78
Third Quarter	2.64	1.84
Fourth Quarter	3.01	2.55

On January 31, 2013, the last reported sales price of the Common Stock on NASDAQ was $3.14 per share. As of January 17, 2013, there were 5,264,789,530 shares of Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Purchase Right or to exchange your Notes for Common Stock.

2.5 Interest. The Notes that remain outstanding after consummation of the Purchase Right will continue to accrue interest until the date of maturity, December 1, 2014, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. Interest on outstanding Notes is paid on June 1st and December 1st of each year to record Holders of the Notes as of the preceding May 15th and November 15th, as applicable. The Notes bear interest on the principal amount at an annual interest rate equal to 7%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Purchase Right will be entitled to receive accrued cash interest payable on their Notes to, but excluding, the Purchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount of Notes surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date to, but excluding, the Purchase Date, divided by 360. The Company estimates that the accrued interest payable on the Notes will be approximately $18.08 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn, based on the expected Purchase Date of March 4, 2013.

Holders exchanging the Notes will not receive a cash payment for accrued and unpaid interest.

3. Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. Holders will be entitled to receive the Purchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before 10:00 a.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before 10:00 a.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1 Delivery of Notes. The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through DTC’s Automated Tender Offer Program (“ATOP”). This Notice constitutes the notice required under Article 10 of the Indenture and delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to 10:00 a.m., New York City time, on the Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 10:00 a.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 10:00 a.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Purchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 10:00 a.m., New York City time, on the Expiration Date.

3.2 Agreement to be Bound by the Terms of the Purchase Right. By surrendering, or instructing your nominee to surrender, your Notes for repurchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Purchase Date pursuant to the terms and conditions set forth in this Notice;

•	such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the Indenture with respect to the Fundamental Change;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Purchase Price), all in accordance with the terms set forth in this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

surrenders of Notes pursuant to the Purchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to 10:00 a.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for repurchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time prior to 10:00 a.m., New York City time, on the Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 10:00 a.m., New York City time, on the Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for repurchase by following the surrender procedures described in Section 3 above. Notes surrendered for repurchase pursuant to the Purchase Right may not be exchanged for Common Stock unless such Notes are first withdrawn on or prior to the Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment for Surrendered Notes; Source and Amount of Funds. We will deposit with the Trustee or with the Paying Agent, prior to 10:00 a.m., New York City time, on the Purchase Date, subject to extension to comply with applicable law, an amount of money sufficient to pay the Purchase Price of all of the Notes or portions thereof that are to be repurchased. The Paying Agent will then, following the later of (x) the Purchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Purchase Right is $559,945,833.33 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment). To pay for any Notes surrendered pursuant to the Purchase Right, we intend to use cash on hand. To the extent necessary, we may also access our revolving credit facility or the capital markets to fund the repurchase of Notes.

6. Notes Acquired or Exchanged. Any Notes repurchased by us pursuant to the Purchase Right or exchanged by Holders will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as noted in this Notice and the documents incorporated by reference herein, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

Liberty Media has advised us that as of January 31, 2013, it owned $11 million aggregate principal amount of the Notes.

9. Agreements Involving the Company’s Notes. Except as described above and in this Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Purchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Purchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Notice until at least the tenth (10th) business day after the Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Purchase Price. Any decision to purchase Notes after the Purchase Right, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Purchase Right, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

11. Certain United States Federal Income Tax Consequences.

To ensure compliance with Treasury Department Circular 230, Holders of Notes are hereby notified that: (a) any discussion of United States federal tax issues in this Fundamental Change Notice and Offer to Purchase is not intended or written to be used, and cannot be used, by Holders of the Notes for the purpose of avoiding penalties that may be imposed on Holders of the Notes under the Internal Revenue Code; (b) such discussion is being used in connection with the Company’s promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed in this Fundamental Change Notice and Offer to Purchase; and (c) Holders of the Notes should seek advice based on their particular circumstances from an independent tax advisor.

The following summary describes certain United States federal income tax consequences of exercising the Purchase Right and the exchange right during the Fundamental Change Exchange Period. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-market their securities, United States expatriates or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax or tax-qualified retirement plans). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Holders. Furthermore, this summary assumes that Holders are beneficial owners of the Notes and hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership holding the Notes is urged to consult its tax advisor regarding the tax consequences of the partnership exercising the Purchase Right or the exchange right during the Fundamental Change Exchange Period.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used in this Fundamental Change Notice and Offer to Purchase, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that either (i) is subject to the primary supervision of a court within the United States and has one or more U.S. persons with the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this Fundamental Change Notice and Offer to Purchase, a “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and not a partnership or entity treated as a partnership for United States federal income tax purposes.

This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of exercising their Purchase Right or their exchange right during the Fundamental Change Exchange Period, including the effect of any federal, state, local, foreign and other tax laws.

Tax Considerations for U.S. Holders

Exercise of the Purchase Right

A disposition of a Note and receipt of cash by a U.S. Holder pursuant to the exercise of the Purchase Right generally will be a taxable transaction to such U.S. Holder for United States federal income tax purposes. Subject to the discussions below regarding market discount and accrued interest, a U.S. Holder generally will recognize capital gain or loss on the disposition of a Note in an amount equal to the difference between the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in gross income by such U.S. Holder) and the U.S. Holder’s “adjusted tax basis” in such Note at the time of disposition. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal to the amount paid for the Note by such U.S. Holder increased by any market discount previously included in income if such U.S. Holder has elected to include market discount in gross income currently as it accrues and decreased by any amortizable bond premium (as described below) which the U.S. Holder has previously elected to use to offset stated interest. Certain non-corporate U.S. Holders (including individuals) generally are eligible for preferential rates of United States federal income taxation in respect of long-term capital gains (i.e., gain on a Note held for more than one year). The deductibility of capital losses is subject to limitations.

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a “market discount.” Subject to a statutory de minimis exception, in general, market discount is the excess of a Note’s stated redemption price at maturity over the U.S. Holder’s tax basis in the Note immediately after its acquisition by such U.S. Holder. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the disposition of a Note having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) but has not yet been included in income while such Note was held by the U.S. Holder. Gain in excess of such accrued market discount will be subject to the capital gains provisions described above.

In general, a U.S. Holder that purchased a Note for an amount in excess of the Note’s principal amount is considered to have purchased such Note with “amortizable bond premium” equal to such excess. A U.S. Holder that elected to amortize such premium as an offset to its interest income must reduce its tax basis in the Note by the amount of premium used to offset income.

Exercise of the Exchange Right During the Fundamental Change Exchange Period

Subject to the discussion below regarding the additional shares of Common Stock that a U.S. Holder receives during the Fundamental Change Exchange Period, a U.S. Holder generally will not recognize any income, gain or loss on the exchange of the Notes into shares of Common Stock except to the extent of cash received in lieu of a fractional share of Common Stock. The amount of gain or loss on the deemed sale of such fractional share of Common Stock will be equal to the difference between the amount of cash received in respect of such fractional share and the portion of such U.S. Holder’s tax basis in the Note that is allocable to such fractional share. The tax basis of the shares of Common Stock received upon an exchange will equal the adjusted tax basis of the Note that was exchanged, reduced by the portion of the tax basis that is allocable to any fractional shares. The holding period for shares of Common Stock received upon an exchange will include the period during which the U.S. Holder held the Notes.

The above discussion will not apply with respect to the additional shares of Common Stock that a U.S. Holder receives during the Fundamental Change Exchange Period. Instead, a U.S. Holder will be deemed to have received a distribution of such additional shares from the Company. Any such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. The following discussion will assume that such deemed distribution will be taxable as a dividend. U.S. Holders are urged to consult their tax advisors of the tax consequences of the deemed distribution being taxable as a return of capital or capital gain. The tax basis of the additional shares of Common Stock received upon an exchange during the Fundamental Change Exchange Period will equal the fair market value of such additional shares at the time of the exchange and the holding period for such shares will begin on the date of the exchange. It is unclear whether a constructive dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

U.S. Holders That Do Not Exercise Their Purchase Right or Exchange Right During the Fundamental Change Exchange Period

Although it is not completely certain, a U.S. Holder generally should not recognize any gain or loss solely as a result of not exercising either its Purchase Right or its exchange right during the Fundamental Change Exchange Period, or as a result of the increase in the shares of Common Stock that such U.S. Holder is entitled to receive upon exchange during the Fundamental Change Exchange Period. U.S. Holders described in the prior sentence are urged to consult their tax advisors as to the tax consequences of declining to exercise either their Purchase Rights or their exchange rights during the Fundamental Change Exchange Period.

Information Reporting and Backup Withholding

Information reporting generally will apply to any consideration (including accrued but unpaid interest) paid pursuant to the exercise of the Purchase Right or the exchange right during the Fundamental Change Exchange Period to U.S. Holders, other than certain exempt recipients. U.S. Holders may be subject to backup withholding on payments received with respect to the Notes unless such U.S. Holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. Holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the Internal Revenue Service (“IRS”).

Tax Considerations for Non-U.S. Holders

Exercise of the Purchase Right

Subject to the discussions below under “ — Accrued Interest,” any gain realized by a Non-U.S. Holder on the disposition of a Note pursuant to the exercise of the Fundamental Change Right will not be subject to United States federal income tax, unless:

•

such gain is effectively connected with the conduct of a Non-U.S. Holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the Company is or has been a “U.S. real property holding company” for United States federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates with respect to such effectively connected gain, and any such effectively connected gain received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). A Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, unless an applicable income tax treaty provides otherwise. The Company believes that it is not and has not been a “U.S. real property holding company” for United States federal income tax purposes.

The portion of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Right that is attributable to accrued interest will be treated in the manner as described below under “ — Accrued Interest.”

Exercise of the Exchange Right During the Fundamental Change Exchange Period

Subject to the discussion below regarding the additional shares of Common Stock that a Non-U.S. Holder receives during the Fundamental Change Exchange Period, a Non-U.S. Holder generally will not recognize any income, gain or loss on the exchange of the Notes into shares of Common Stock except to the extent of cash received in lieu of a fractional share of Common Stock (which will be treated in the same manner as describe above under “ — Exercise of the Purchase Right” as a sale of such fractional share for cash).

As discussed above in “Tax Considerations for U.S. Holders — Exercise of the Exchange Right During the Fundamental Change Exchange Period,” a Non-U.S. Holder will be deemed to have received a distribution from the Company with respect to the additional shares of Common Stock that the Non-U.S. Holder receives during the Fundamental Change Exchange Period. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. If such deemed distribution is taxable as a dividend, the applicable withholding agent will withhold at a 30% rate with respect to such deemed distribution, subject to reduction in such withholding rate by an applicable income tax treaty upon the receipt of an IRS Form W-8BEN (or other applicable form) stating that the deemed payments are eligible for the applicable reduced rate or exemption from such withholding upon the receipt of an IRS Form W-8ECI (or other applicable form) stating that the payments are not subject to withholding tax because they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Any such effectively connected income will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, and any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

 Accrued Interest

The portion of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Right will not be subject to the United States federal withholding tax provided that:

•	the accrued interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of the Company within the meaning of Section 871(h)(3) of the Code and applicable Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies under penalties of perjury that it is not a United States person as defined under the Code, or (b) the Non-U.S. Holder holds its Notes through certain foreign intermediaries and certifies the certification requirements of applicable United States Treasury regulations.

If the Non-U.S. Holder cannot satisfy the requirements described above, the portion of the amount that is attributable to accrued but unpaid interest will be subject to the 30% United States federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below).

If the amount that is attributable to accrued interest is U.S. trade or business income, the Non-U.S. Holder will not be subject to the 30% United States federal withholding tax on such interest if it provides us with a properly executed IRS Form W-8ECI, as discussed above. Instead, any such effectively connected income will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, and any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

Non-U.S. Holders That Do Not Exercise Their Purchase Right or Exchange Right During the Fundamental Change Exchange Period

Although it is not completely certain, a Non-U.S. Holder generally should not recognize any gain or loss solely as a result of not exercising either its Purchase Right or its exchange right during the Fundamental Change Exchange Period, or as a result of the increase in the shares of Common Stock that such Non-U.S. Holder is entitled to receive upon exchange during the Fundamental Change Exchange Period. Non-U.S. Holders described in the prior sentence are urged to consult their tax advisors as to the tax consequences of declining to exercise either their Purchase Rights or their exchange rights during the Fundamental Change Exchange Period.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with the payment of accrued interest on the Notes or any amount treated as a dividend. Copies of the information returns reporting the amount of such interest and dividends and the amount of withholding may also be made available to the tax authority in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. The payment of gross proceeds from the disposition of a Note upon the exercise of the Purchase Right will be subject to information reporting and possibly to backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. person status under penalties of perjury on IRS Form W-8BEN or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s Website at http://www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that we have filed with the SEC before making a decision in respect of this Notice and the Notes:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 9, 2012;

•	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 filed on May 1, 2012, August 7, 2012 and November 1, 2012, respectively;

•

The Company’s Current Reports on Form 8-K, filed on March 5, 2012, April 17, 2012, May 24, 2012, May 31, 2012, August 14, 2012, August 17, 2012, October 23, 2012, December 10, 2012, December 17, 2012, December 19, 2012 and January 22, 2013;

•	The Company’s Definitive Proxy Statement on Schedule 14A filed on April 11, 2012;

•

The Indenture, dated as of August 1, 2008, among XM Satellite Radio Inc., XM Satellite Radio Holdings Inc., XM Equipment LLC, XM Radio Inc., the Company and The Bank of New York Mellon, as trustee, relating to the Notes (incorporated by reference to Exhibit 4.80 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008);

•

The Supplemental Indenture, dated April 14, 2010, among XM Satellite Radio Inc., certain subsidiaries thereof and The Bank of New York Mellon, as trustee, relating to the Notes (incorporated by reference to XM Satellite Radio Inc.’s Quarterly Report on Form 10-Q filed on May 7, 2010);

•

The Supplemental Indenture, dated January 12, 2011, by and among XM Satellite Radio Inc., the Company, certain subsidiaries thereof and The Bank of New York Mellon, as trustee, relating to the Notes (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on January 12, 2011); and

•

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 10:00 a.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

13. No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Purchase Right.

14. Definitions. All capitalized terms used but not specifically defined in this Notice shall have the meanings given to such terms in the Indenture and the Notes.

15. Conflicts. In the event of any conflict between this Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, the Company’s Board of Directors, employees, advisors or representatives, the Trustee, the Paying  Agent or the Exchange Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make his or her own decision as to whether to surrender Notes for repurchase, exercise the exchange rights or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the Common Stock and other relevant factors.

SIRIUS XM RADIO INC.

February 1, 2013

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
James E. Meyer	Director and Chief Executive Officer
Joan L. Amble	Director
Mark D. Carleton	Director
David J. A. Flowers	Director
Eddy W. Hartenstein	Director
James P. Holden	Director
Gregory B. Maffei	Director
John C. Malone	Director
James F. Mooney	Director
Robin S. Pringle	Director
Charles Y. Tanabe	Director
Carl E. Vogel	Director
Vanessa A. Wittman	Director

Executive Officers

Name	Title
James E. Meyer	Chief Executive Officer
Scott A. Greenstein	President and Chief Content Officer
Dara F. Altman	Executive Vice President and Chief Administrative Officer
Stephen Cook	Executive Vice President, Sales and Automotive
Patrick L. Donnelly	Executive Vice President, General Counsel and Secretary
David J. Frear	Executive Vice President and Chief Financial Officer
Enrique Rodriguez	Executive Vice President, Operations and Products

The business address of each person set forth above is c/o Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th floor, New York, New York 10020. The telephone number at that address is (212) 584-5100.